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LOUISIANA-PACIFIC CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated Effective October 1, 2001

        1.    Purpose of the Plan.    This Plan shall be known as the "Louisiana-Pacific Corporation 2000 Employee Stock Purchase Plan." The purpose of the Plan is to permit employees of Louisiana-Pacific Corporation (the "Company") and of its Subsidiaries (as hereinafter defined) to obtain or increase a proprietary interest in the Company by permitting them to make installment purchases of shares of the Company's Common Stock (as hereinafter defined) through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

        2.    Definitions.

        (a)    Common Stock.    The Company's $1 par value common stock as presently constituted and shares of common stock which may be issued by the Company in exchange for or reclassification thereof.

        (b)    Offering Dates.

            (i)  First Offering Date. November 1, 2000.

          (ii)  Second Offering Date. November 1, 2002.

          (iii)  Third Offering Date. November 1, 2003.

        (c)    Offering Periods.

            (i)  First Offering Period. The period beginning on November 1, 2000, and ending on November 30, 2000.

          (ii)  Second Offering Period. The period beginning on November 1, 2002, and ending on November 30, 2002.

          (iii)  Third Offering Period. The period beginning on November 1, 2003, and ending on November 29, 2003.

        (d)    Purchase Dates.

            (i)  First Purchase Date. December 31, 2001, or any earlier date of purchase pursuant to subscriptions entered into during the First Offering Period.

          (ii)  Second Purchase Date. December 31, 2003, or any earlier date of purchase pursuant to subscriptions entered into during the Second Offering Period.

          (iii)  Third Purchase Date. December 31, 2004, or any earlier date of purchase pursuant to subscriptions entered into during the Third Offering Period.

        (e)    Purchase Periods.

            (i)  First Purchase Period. The period beginning on January 1, 2001, and ending on December 31, 2001.

          (ii)  Second Purchase Period. The period beginning on January 1, 2003, and ending on December 31, 2003.

          (iii)  Third Purchase Period. The period beginning on January 1, 2004, and ending on December 31, 2004.

        (f)    Purchase Price.    The lesser of (i) the Maximum Purchase Price or (ii) the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange—Composite Transactions on the applicable Purchase Date or on the last day preceding such date on which such Exchange shall have been open. The Purchase Price per share shall be subject to adjustment in accordance with the provisions of Section 17 of this Plan.

        (g)    Maximum Purchase Price.    85 percent of the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange—Composite Transactions on the last day preceding the applicable Offering Date on which such Exchange shall have been open.

        (h)    Eligible Employees.    Those persons who on the applicable Offering Date are employees of the Company or a Subsidiary except those who, immediately prior to the applicable Offering Date, would be deemed under Section 423(b)(3) of the Code to own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any other corporation that constitutes a parent or subsidiary corporation of the Company within the meaning of that section.

        (i)    Participant.    An Eligible Employee who subscribes for the purchase of shares of Common Stock under the Plan in accordance with the Plan.

        (j)    Subsidiary.    A corporation of which, on the applicable Offering Date, the Company or a subsidiary of the Company owns at least 51 percent of the total combined voting power of all classes of stock and whose employees are authorized to participate in the Plan by the Board of Directors of the Company or the Plan Administrator. Designations of participating corporations may be made from time to time from among a group consisting of the Company and its subsidiary corporations (including corporations that become subsidiaries of the Company after the adoption and approval of the Plan).

        (k)    Plan Administrator.    The Vice President, Human Resources, of the Company, or such other person or persons that the Company may designate.

        3.    The Offering.    The number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 17 below. During each Offering Period the Company may offer, at the applicable Purchase Price, for subscription by Eligible Employees in accordance with the terms of the Plan, such number of authorized and unissued or treasury shares of its Common Stock subject to the Plan as may be determined by the Plan Administrator.

        4.    Subscriptions.

        (a)    Shares Subject to Subscription.    During each Offering Period, each Eligible Employee shall be entitled to subscribe for the number of whole shares of Common Stock offered during such Offering Period designated by him in accordance with the terms of the Plan; provided, however, that the minimum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with $600, and the maximum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with $21,240.

        (b)    Further Limitation on Subscriptions.    Notwithstanding Section 4(a) above, the maximum number of shares that may be subscribed for by an Eligible Employee shall be further limited and reduced to the extent that the number of shares owned by such Eligible Employee immediately after any Offering Date for purposes of Section 423(b)(3) of the Code plus the maximum number of shares set forth in Section 4(a) above would exceed 5 percent of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation of the Company within the meaning set forth in Section 423(b)(3) of the Code. Notwithstanding any other provision in the Plan, the minimum number of shares that may be purchased by a Participant shall not be less than 25 shares on any Purchase Date.

        (c)    Subscription Agreements.    Subscriptions pursuant to the Plan shall be evidenced by the completion and execution of subscription agreements in the form provided by the Company and delivery of such agreements to the Company, at the place designated by the Company, prior to the expiration of each Offering Period. Except as provided in the Plan, no subscription agreement shall be subject to termination or reduction during the Offering Period to which it relates without written consent of the Company.

        (d)    Over Subscription.    In the event that the aggregate number of shares subscribed pursuant to the Plan as of any Purchase Date shall exceed the number of shares offered for sale during the Offering Period related to such Purchase Date, then each subscription for such Offering Period pursuant to which a purchase is effected shall be reduced to the number of shares that such subscription would cover in the event of a proportionate reduction of all subscriptions for such Offering Period outstanding on such Purchase Date so that the aggregate number of shares subject to all such subscriptions would not exceed the number of shares offered for sale during such Offering Period. In making such reductions, fractions of shares shall be disregarded and each subscription shall be for a whole number of shares.

        5.    Approval of Stockholders.    The Plan shall be submitted for approval by stockholders of the Company prior to February 4, 2001. Subscriptions shall be subject to the condition that, prior to such date, the Plan shall be approved by the stockholders of the Company in the manner contemplated by Section 423(b)(2) of the Code and Treasury Regulation Section 1.423-2(c). If not so approved prior to such date, the Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all Participants shall be entitled to the prompt refund in cash of all sums withheld from and paid by them pursuant to the Plan.

        6.    Payment of Purchase Price.    Except as otherwise specifically provided in the Plan, the Purchase Price of all shares purchased hereunder shall be paid in equal installments (in the currency in which the Participant is paid) through payroll deduction from the Participant's compensation during the applicable Purchase Period, without the right of prepayment. Each installment shall be in an amount (in the currency in which the Participant is paid) calculated as of the Offering Date to be equal to the Maximum Purchase Price multiplied by the number of shares subscribed for divided by the number of annual pay periods for such Participant, with appropriate adjustment of future payroll deductions for a Participant whose payroll period changes. A Participant shall pay the amount of any difference between the Purchase Price and the amount so withheld in cash not later than the applicable Purchase Date; there shall be an appropriate reduction in the number of shares to be purchased by a Participant who fails to make such a required payment.

        7.    Application of Funds; Participants' Accounts.    All amounts withheld from and paid by Participants hereunder shall be deposited in the Company's general corporate account to be used for any corporate purposes; provided, however, that the Company shall maintain a separate bookkeeping account for each Participant hereunder reflecting all amounts withheld from and paid by such Participant with respect to each Purchase Period under the Plan. No interest shall be credited to such separate accounts.

        8.    Issuance of Shares.    Shares purchased under the Plan shall, for all purposes, be considered to have been issued, sold and purchased at the close of business on the applicable Purchase Date. Prior to each applicable Purchase Date, no Participant shall have any rights as a holder of any shares covered by a subscription agreement. Promptly after each Purchase Date, the Company shall issue and deliver to the Participant a stock certificate or certificates representing the whole number of shares purchased by him during the Purchase Period ending with such Purchase Date and refund to the Participant in cash any excess amount in his account relating to such Purchase Period. Alternatively, instead of paper stock certificates, the Company may distribute shares in book-entry form, where the Participant is provided with a statement that reflects the number of shares registered electronically in his name on the Company's books. No adjustment shall be made for dividends or for other rights for which the record date is prior to the applicable Purchase Date, except as may otherwise be provided in Section 17; provided, however, that the number of shares to be issued and delivered to a Participant upon a Purchase Date shall be reduced by the number of shares and fractions thereof equal in value, determined as of said Purchase Date, to the amount of any required withholding by the Company of U.S. federal and state taxes from the Participant's income attributable to the purchase of said shares. Notwithstanding the foregoing, shares to be otherwise delivered as aforesaid following a Purchase Date may, at the option of the Company, be held in the possession of the Company for the benefit of a Participant for up to one year following a Purchase Date for the purpose of satisfying U.S. federal and state income tax withholding and reporting obligations of the Company on the income of the Participant attributable to the sale of the purchased shares within said one-year period. In the event purchased shares are so held by the Company, such shares shall be, upon written instruction from the Participant, sold or transferred by gift in accordance with such instructions; provided, however, that in the case of an instruction by the Participant to sell all or a portion of said shares, the Company shall effect the sale for the Participant on the New York Stock Exchange at a discount brokerage rate with the proceeds, less any applicable tax withholding, promptly remitted to the Participant.

        9.    Right to Terminate Subscription.    Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to terminate his subscription relating to such Offering Period by written notice to the Company and receive a prompt refund in cash of the total amount in his account with respect to the applicable Purchase Period.

        10.    Right to Reduce Number of Shares.    Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to make, by written notice to the Company, a one-time-only reduction in the number of shares covered by his subscription agreement relating to such Offering Period (but not below the minimum number of shares provided in Section 4(b)). Upon such reduction of shares, an appropriate reduction shall be made in the Participant's future payroll deductions during the applicable Purchase Period and the excess amount in the Participant's account with respect to such Purchase Period resulting from such reduction shall be promptly refunded to the Participant in cash or, at the option of the Participant, shall be applied in equal amounts against all future installment payments of the Maximum Purchase Price of the reduced number of shares to be purchased during the applicable Purchase Period.

        11.    Termination of Employment.    Subject to Section 4(b), upon termination of employment of a Participant for any reason other than retirement, disability or death, including by reason of the sale of the Subsidiary by which the Participant is employed such that the Company or a Subsidiary of the Company no longer owns at least 51 percent of the total combined voting power of all classes of stock of the Subsidiary, a Participant shall have, during the period of 30 days following his termination date, but prior to the applicable Purchase Date, the right with respect to each Purchase Period for which he has an account under the Plan to elect to receive either a refund in cash of the total amount of his account relating to such Purchase Period or the whole number of shares that can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account relating to such Purchase Period. Each election must be in writing and delivered to the Company within the aforementioned period. If the Participant elects to receive shares, the Purchase Date shall be the date the Participant's election is delivered to the Company. In the event the Participant does not make a timely election with respect to any Purchase Period for which he has an account under the Plan, he shall be deemed to have elected to receive a cash refund of the amount of his account relating to such Purchase Period.

        12.    Retirement; Disability.    A Participant who retires or whose employment is terminated by reason of any injury or illness of such a serious nature as to disable the Participant from resuming employment with the Company shall have all of the rights described in Section 11 above and shall have the additional right to elect, in the manner described in Section 11, to prepay in cash in a lump sum the entire unpaid balance of the Purchase Price of the shares covered by his subscription agreement relating to the applicable Purchase Period and to receive such shares. The Purchase Date for this purpose shall be the date on which both the Participant's election and the lump-sum cash payment shall have been delivered to the Company. For purposes of the Plan, a termination of employment at or after age 60 for any reason shall be considered retirement.

        13.    Death.    In the event of the death of a Participant while in the employ of the Company or a Subsidiary and prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period, or the death of a retired or disabled Participant prior to the exercise of his rights described in Section 12 above, his personal representative shall have, during the period of three months following termination of the Participant's employment, but prior to the applicable Purchase Date, the rights described in Section 12. In the event of the death of a Participant who previously terminated employment by reason other than retirement or disability prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to a Purchase Period and prior to the exercise of his rights described in Section 11, his personal representative shall have the rights described in Section 11, except that his personal representative shall have a period of three months following termination of the Participant's employment to make the applicable election.

        14.    Termination, Retirement or Death Prior to Stockholder Approval.    Notwithstanding Sections 11, 12, and 13, if the Plan shall not have been approved by stockholders of the Company as described in Section 5 prior to the time for the exercise of any rights described in Sections 11, 12 or 13, the Participant or his personal representative shall only have, under said Sections, the right to receive a refund in cash of the total amount in his account with respect to each Purchase Period.

        15.    Temporary Layoff; Leaves of Absence.    A Participant's installment payments with respect to each Purchase Period shall be suspended during any period of absence from work due to temporary layoff or leave of absence without pay. If such Participant returns to active employment within the applicable Purchase Period, installment payments shall resume and the Participant shall be entitled to elect either to make up the deficiency in his account with respect to such Purchase Period immediately with a lump-sum cash payment, or to have future installments with respect to such Purchase Period uniformly increased to make up the deficiency, or to have an appropriate reduction made in the number of shares covered by his subscription agreement with respect to such Purchase Period to eliminate the deficiency. The election (together with the lump-sum cash payment, if applicable) must be delivered to the Company within 10 days of the Participant's return to active employment but prior to the applicable Purchase Date. If the Participant fails to make a timely election, the appropriate reduction of shares shall be made in accordance with the above. If the Participant does not return to active employment within the applicable Purchase Period, he shall have the right to elect to receive either a refund in cash of the total amount of his account with respect to such Purchase Period or the whole number of shares which can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account with respect to the Purchase Period. The election must be in writing and delivered to the Company prior to, and shall be effective as of, the applicable Purchase Date. In the event the Participant does not make a timely election with respect to any Purchase Period, he shall be deemed to have elected to receive the cash refund with respect to that Purchase Period.

        16.    Insufficiency of Compensation.    In the event that for any payroll period, for reasons other than termination of employment for any reason, temporary layoff or leave of absence without pay, a Participant's compensation (after all other proper deductions from his compensation) becomes insufficient to permit the full withholding of his installment payment, the Participant may pay the deficiency in cash when it becomes due. In the event that, in a subsequent payroll period, the Participant's compensation becomes sufficient to make the full installment payment and there still remains a deficiency in his account, the deficiency must then be eliminated through the election of one of the alternatives described in Section 15. The Participant must deliver his election to the Company within 10 days of the end of such subsequent payroll period but prior to the applicable Purchase Date. In the event that on the applicable Purchase Date there remains a deficiency in such a Participant's account or, in the event a Participant described above fails to make a timely election, the appropriate reduction of shares shall be made in accordance with Section 15.

        17.    Effect of Certain Stock Transactions.    If at any time prior to the Fourth Purchase Date the Company shall effect a subdivision of shares of Common Stock or other increase (by stock dividend or otherwise) of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company or another corporation in which it is financially interested and otherwise than in discharge of the Company's obligation to make further payment for assets theretofore acquired by it or such other corporation or upon conversion of stock or other securities issued for consideration, or shall reduce the number of shares of Common Stock outstanding by a consolidation of shares, then (a) in the event of such an increase in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to Participants' subscription agreements shall be proportionately increased and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately reduced and (b) in the event of such a reduction in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to subscription agreements shall be proportionately reduced and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately increased. Except as provided in this Section 17, no adjustment shall be made under the Plan or any subscription agreement by reason of any dividend or other distribution declared or paid by the Company.

        18.    Merger, Consolidation, Liquidation or Dissolution.    In the event of any merger or consolidation of which the Company is not to be the survivor (or in which the Company is the survivor but becomes a subsidiary of another corporation), or the liquidation or dissolution of the Company, each Participant shall have the right immediately prior to such event to elect to receive the number of whole shares that can be purchased at the Purchase Price applicable to each Purchase Period with respect to which such Participant has subscribed for purchase of Common Stock with the full amount that has been withheld from and paid by him pursuant to the subscription agreement relating to such Purchase Period, together with any remaining excess cash in his account relating to such Purchase Period. If such election is not made with respect to the amount in a Participant's account for any Purchase Period, the Participant's subscription agreement shall terminate and he shall receive a prompt refund in cash of the total amount in such account.

        19.    Limitation on Right to Purchase.    Notwithstanding any provision of the Plan to the contrary, if at any time a Participant is entitled to purchase shares of Common Stock on a Purchase Date, taking into account such Participant's rights, if any, to purchase Common Stock under the Plan and all other stock purchase plans of the Company and of other corporations that constitute parent or subsidiary corporations of the Company within the meaning of Sections 424(e) and (f) of the Code, the result would be that, during the then current calendar year, such Participant would have first become entitled to purchase under the Plan and all such other plans a number of shares of Common Stock of the Company that would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares that such Participant shall be entitled to purchase pursuant to the Plan on such Purchase Date shall be reduced by the number that is one more than the number of shares that represents the excess, and any excess amount in his account resulting from such reduction shall be promptly refunded to him in cash.

        20.    Interest.    Any person who becomes entitled to receive any amount of cash refund from any account maintained for him pursuant to any provision of the Plan shall be entitled to receive in cash, at the same time, simple interest on the amount of such refund at the rate of 5 percent per annum. Any refund shall be deemed to be made from the most recent payment or payments made by the Participant pursuant to the Plan.

        21.    Non-Assignability.    None of the rights of an Eligible Employee under the Plan or any subscription agreement entered into pursuant hereto shall be transferable by such Eligible Employee otherwise than by will or the laws of descent and distribution, and during the lifetime of an Eligible Employee such rights shall be exercisable only by him.

        22.    Shares Not Purchased.    Shares of Common Stock subject to the Plan that are not subscribed for during the First Offering Period and shares subscribed for pursuant to the First Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with later Offering Periods. Shares of Common Stock subject to the Plan that are not subscribed for during the Second Offering Period and shares subscribed for during the Second Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with later Offering Periods. Shares of Common Stock subject to the Plan that are not subscribed for during the Third Offering Period and shares subscribed for during the Third Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with the Fourth Offering Period.

        23.    Construction; Administration.    All questions with respect to the construction and application of the Plan and subscription agreements thereunder and the administration of the Plan shall be settled by the determination of the Plan Administrator or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons. All Eligible Employees shall have the same rights and privileges under the Plan. The Purchase Price, the Maximum Purchase Price, and the amount in each Participant's account shall be denominated in United States dollars and amounts received from or paid to any Participant in any other currency shall be converted into United States dollars at the exchange rate in effect on the date of receipt or payment.

        24.    Termination or Amendment.    The Plan may be terminated or amended in any way by the Board of Directors at any time prior to approval of the Plan by the stockholders of the Company pursuant to Section 5. Subsequent to such approval of the Plan by the stockholders of the Company, the Plan may be terminated or amended by the Plan Administrator, provided that no such termination or amendment shall (a) adversely affect the rights of employees under subscription agreements theretofore entered into pursuant to the Plan, (b) increase the maximum number of shares of Common Stock offered under the Plan or decrease the price per share, except pursuant to Section 17, or (c) violate applicable federal or state law.

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LOUISIANA-PACIFIC CORPORATION 2000 EMPLOYEE STOCK PURCHASE PLAN Amended and Restated Effective October 1, 2001